Exhibit 99.2

Opening Remarks

Good afternoon, everyone, and good morning to those joining from the West Coast. We hope you have had a relaxing and enjoyable summer. We are pleased to welcome you to today’s webinar for Hospitality Investors Trust. Today we’ll review our financial results and activity for the second quarter of 2018 and through the year-to-date period ended June 30, 2018, pursuant to our Form 10-Q which we filed on August 9th.

I will now turn to the presentation. We will be working from the Q2 2018 Investor Presentation and script which the Company filed this morning with the Securities and Exchange Commission and are both now available on our website at www.hitreit.com. A replay of today’s call will also be made available on our website later this afternoon.

Slide 2: Risk Factors

As an initial matter, I would like to direct your attention to slide 2 for important information regarding Risk Factors and Forward-Looking Statements. As a reminder, investing in our common stock involves risks. See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K for a discussion of the risks that should be considered in connection with investing in our Company.

This presentation also contains forward-looking statements. For additional information regarding risks associated with forward-looking statements, please refer to slides 11 and 12 of this presentation.

This presentation also includes a discussion of Revenue Per Available Room, or RevPAR, which is a supplemental revenue performance metric, and Hotel EBITDA, which is a non-GAAP financial measure. These metrics are commonly-used performance measures by other public hotel REITs.

Slide 3: Q2 2018 Results, Highlights, and Recent Activity

I will now continue the presentation on slide 3.

Total Portfolio

Our portfolio of 144 hotels achieved total revenues of $164.8 million and $304.8 million in the second quarter and first half of 2018, respectively, and Hotel EBITDA was $53.3 million and $90.0 million over these same respective periods.

Hotels Not Under Renovation with Completed Renovations

Our 34 hotels with completed renovations saw average RevPAR increases of 3.9% and 3.8% in the second quarter and first half of 2018, respectively. This exceeded the performance of what we believe to be our closest publicly-traded select-service competitors as well as our industry chain scales.

Our publicly-traded competitors, which consist of Apple Hospitality REIT, Summit Hotel Properties, RLJ Lodging Trust and Chatham Lodging Trust, averaged RevPAR increases of 1.3% and 0.65% in the second quarter and first half of 2018, respectively. Our industry chain scales comprising Upscale and Upper Midscale saw average RevPAR increases of 2.9% and 2.8% over these same respective periods.

We believe this continues to validate our value plan thesis of executing accretive hotel capital investments and our primary objective of enhancing long-term shareholder value.

Pro Forma Hotels Not Under Renovation

Our 100 hotels that were not under renovation saw pro forma RevPAR growth of 0.9% and 0.3% in the second quarter and the first half of 2018, respectively.

Pro forma results present all 144 hotels as if we had owned each hotel in our portfolio as of June 30, 2018, for the full periods presented.

Ed Hoganson, our CFO and Treasurer, will review our financial results in further detail on slide 8.

Hotel Capital Investment

We have invested $277 million of combined PIP and capital expenditures at our hotels from acquisition through June 30, 2018. Wave 5 of our PIP program has been completed thus marking PIP renovations at 78 of the 141 hotels which are part of our PIP program. In the first half of 2018, approximately 5% of our portfolio room nights could not be used due to ongoing Wave 5 renovations.

Slide 4: Strategic Outlook and Key Stakeholder/Investor Considerations

Please turn to slide 4.

2018 Outlook

Hotel Capital Investment

Our Wave 6 and 7 PIPs, totaling 22 hotels, have either started or are scheduled to commence by early 2019. Upon the completion of these next two waves, we will have renovated 100 hotels since acquisition.

Debt Capital Structure Enhancements

As we monitor market conditions, we continue to explore strategic refinancing and cost saving opportunities.

Preferred equity interests held by affiliates of the Whitehall real estate private equity funds sponsored by Goldman Sachs have a current balance of $219 million as of August 9, 2018. The redemption is expected in full by February 27, 2019 utilizing the Brookfield convertible preferred equity.

Acquisitions & Dispositions

We continue to assess non-core dispositions and premium acquisition reinvestment opportunities, subject to market conditions.

Key Stakeholder/Investor Considerations

Distribution Policy

We continue to reinvest in our assets in accordance with our brand-mandated PIPs. This is consistent with our primary objective of maximizing long-term stockholder value through improving the performance and competitive positioning of our hotel portfolio. As of June 30, 2018, we have completed more than one-half of our PIP program based on our hotel count and are seeking to complete these renovations in a timely manner and on budget in order to position the company for a liquidity event. As such, we do not expect to reinstate distributions prior to the completion of all remaining PIPs.

Liquidity Event Timetable

We continue to work towards positioning the Company for a liquidity event, such as a public listing, merger or sale, within three to five years, depending on the state of capital markets and macroeconomic conditions, and to regularly monitor the possibility of earlier liquidity opportunities. However, there can be no assurance that a liquidity event will be achieved within this timeframe, or at all.

Slide 5: Investment Strategy

Please turn to slide 5.

We continue to own and acquire institutional-quality, premium-branded select-service hotels generally located on the perimeter of primary markets and in secondary markets across the U.S., that are branded by the finest names in the hospitality industry; Hilton Hotels, Marriott International and Hyatt. The hotels are operated by award-winning and experienced national and regional property management companies.

Our portfolio is located near powerful demand generators including state capitals, major universities and hospitals, as well as corporate, leisure and retail attractions.

These hotels are well-maintained, with brand-mandated reinvestment expected to further drive hotel operating performance.

We are in the “rooms-only” business - we believe the select-service model produces higher margins with less volatility or risk. The hotels enjoy superior performance due to a focus on the most profitable hotel revenue department; the hotel room.

We believe our investment thesis and ability to execute our strategy is affirmed by the caliber of our capital partners.

I will now turn the presentation over to Ed Hoganson, our CFO. Thank you.

Slides 6 and 7: Case Study: Recently Renovated Hotels (Before and After)

Please turn to slides 6 and 7.

As mentioned, a core point of our investment thesis is our PIP program. Its goal is to transform older assets into modern and vibrant hotels, enhancing their competitive position and performance. Courtyard Flagstaff, Arizona and Homewood Suites Windsor Locks, Connecticut are two of our Wave 5 hotels that recently completed PIP renovations. The changes are dramatic and the hotels are now afforded a superior finish compared to their previous appearance.

Slide 8: Financial Summary: as of June 30, 2018

Please turn to slide 8.

Hospitality Investors Trust ended the second quarter of 2018 with 144 hotels, totaling 17,316 rooms in 33 states and 78 metropolitan statistical areas, representing:

•	$2.39 billion in total assets

•	Total mortgage debt to assets ratio of 62.8%

•	Total mortgage debt plus preferred equity and class C units to assets ratio of 78.5%

Our portfolio of 144 hotels achieved total revenues of $164.8 million and $304.8 million in the second quarter and first half of 2018, respectively, and hotel EBITDA was $53.3 million and $90.0 million over these same respective periods. On a pro forma basis, all 144 hotels in our portfolio achieved the following performance figures in the second quarter and first half of 2018, respectively:

•	Occupancy of 79.4% and 74.1%

•	Average daily room rate of $126.64 and $125.44

•	RevPAR of $100.58 and $92.98

Our 34 hotels not under renovation with completed renovations achieved the following pro forma results for these same respective periods:

•	Occupancy of 83.1% and 80.5%

•	Average daily room rate of $131.15 and $130.09

•	RevPAR of $108.93 and $104.68, representing growth over the second quarter of 2017 and year-to-date June 2017 of 3.9% and 3.8%, respectively

Our 100 hotels not under renovation achieved the following pro forma results for these same respective periods:

•	Occupancy of 80.5% and 76.9%

•	Average daily room rate of $127.38 and $126.65

•	RevPAR of $102.54 and $97.45, representing growth over the second quarter of 2017 and year-to-date June 2017 of 0.9% and 0.3%, respectively

Slide 9: Current Hotel Portfolio Snapshot

Please turn to slide 9.

Our hotels are branded by the highest quality and nationally recognized names in the hospitality business such as Hilton, Marriott and Hyatt. These three brands account for approximately 97% of our portfolio’s total keys.

We believe our portfolio is represented by many of the strongest and most recognized flags, including Hampton Inn, Courtyard, Hyatt Place, Residence Inn and Homewood Suites. These five flags account for approximately 77% of our portfolio’s total keys. In addition, we believe our portfolio benefits from substantial geographical diversification with concentrations in high growth markets that overall have limited supply concerns. No market represents more than approximately 4.5% of our total key count with top markets including Miami / East Coast of South Florida, Orlando, Chicago, Atlanta and Baton Rouge. Moreover, our top states from a concentration standpoint include Florida, Tennessee, Texas, Georgia and Kentucky.

Slide 10: Conclusion

Please turn to slide 10. I will now turn the presentation back over to Jon.

Thank you, Ed

In conclusion:

In the second quarter, we continued to see improved operating results and performance for the first two waves of our PIP program totaling 34 hotels. This is generating what we believe to be a strong return on capital.

Our wave 5 PIP program has been completed as of August 29, 2018, bringing the total number of renovated hotels to 78.

Our PIP program will continue and is expected to improve the competitive position of our hotels, drive performance and ultimately maximize stockholder value.

We continue to monitor the debt capital market conditions in order to strengthen our capital structure and achieve lower interest costs.

Our capital recycling initiatives, which include select strategic opportunities to acquire premium hotels in-line with our investment strategy and sell certain lower quality assets in our portfolio, are expected to further facilitate portfolio enhancement and offer attractive stockholder returns.

The Company’s Board of Directors and Management continue to be deeply committed to the Company’s stakeholders and maximizing long-term stakeholder value.

With that, we will now address your questions, so please give us a moment to consolidate them, as many are similar, and we will try to answer the most pertinent and common. As always, thank you for your trust, time and consideration.